Exhibit 4.14

AMENDMENT NUMBER 3

TO SECOND AMENDED AND RESTATED INDENTURE

THIS AMENDMENT NUMBER 3, dated as of July 2, 2008 (this “Amendment”), by and between TEXTAINER MARINE CONTAINERS LIMITED, a company organized and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”), is made to the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, including by Amendment Number 1, dated as of June 3, 2005, and Amendment Number 2, dated as of June 8, 2006, the “Indenture”);

WHEREAS, the parties desire to amend the Indenture in order to modify certain provisions of the Indenture;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned in the Indenture.

SECTION 2. Full Force and Effect. Other than as specifically modified hereby, the Indenture shall remain in full force and effect in accordance with the terms and provisions thereof and is hereby ratified and confirmed by the parties hereto.

SECTION 3. Amendments to the Indenture. Pursuant to Section 1001 or 1002 of the Indenture (as applicable), the Indenture is hereby amended as follows:

(a) The words “and receipt of the prior written consent of each Series Enhancer” in the first paragraph of the definition of “Eligible Container” in Section 101 of the Indenture are hereby replaced with the words “and receipt of the prior written consent of the Requisite Global Majority”.

(b) The words “ten percent (10%)” in clause (i) of the definition of “Eligible Container” in Section 101 of the Indenture are hereby replaced with the words “twenty-five percent (25%)”.

(c) Section 101 of the Indenture is hereby amended by adding the following definition of “TGH” in appropriate alphabetical order:

“TGH: Textainer Group Holdings Limited, a company with limited liability organized under the laws of Bermuda, including its permitted successors and assigns.”

(d) Clause (i) of the definition of “Rated Institutional Person” in Section 101 of the Indenture is hereby amended and restated in its entirety as follows: “(i) FB Aviation & Intermodal Finance Holding B.V., FB Transportation Capital, LLC, a Delaware limited liability company, or other wholly-owned direct or indirect subsidiary of either Fortis Bank S.A./N.V. or Fortis Bank (Nederland) N.V.”.

(e) The definition of “Step Up Warehouse Fee” in Section 101 of the Indenture is hereby amended by adding the phrase “(whether or not characterized as a fee in the relevant Related Documents)” immediately after the words “incremental fee”.

(f) Section 606(h) of the Indenture is hereby amended by inserting at the beginning there of “for purposes of the Asset Base calculation,”.

(g) Section 801(ix) of the Indenture is hereby amended by deleting therefrom the phrase “, or the Manager on behalf of the Issuer,”.

(h) Section 1001(a)(ix) of the Indenture is amended by deleting the phrase “Four Hundred Million Dollars ($400,000,000)” and replacing it with the phrase “Five Hundred Seventy-Nine Million Dollars ($579,000,000)”.

(i) Section 1002(a) of the Indenture is amended by inserting, immediately prior to the “; provided, however,” where it appears in the seventh line thereof, the following language: “(other than any such additions, changes, eliminations or modifications described in Section 1001)”.

(j) Section 1002 (a)(iv) of the Indenture is amended by deleting “except as set forth in clause (ix) of Section 1001(a) hereof,” where it appears at the beginning thereof.

(k) Section 1201(1) of the Indenture is hereby amended by deleting the phrase “A “default” or an “event of default” ” where it appears at the beginning thereof and replacing it with the phrase “An “event of default” or a material “default” ”.

(l) A new clause (11) is added to the definition of Early Amortization Event in Section 1201 of the Indenture as follows:

“(11)(A) a breach of any financial covenant of TGH set forth in the documents governing any Indebtedness of TGH in an aggregate principal amount of $10,000,000 or greater (the “Funded Debt Documents”) shall have occurred and shall not have been permanently waived within sixty (60) days thereafter by the applicable lenders, or (B) any default, not described in clause (A), under any Funded Debt Document shall have occurred and as a result the required lenders under the affected financing transaction have accelerated all or part of such Indebtedness.”

(m) The last paragraph of Section 1201 of the Indenture is hereby amended and restated in its entirety as follows:

“If the Early Amortization Event described in clause (5) has occurred, such breach shall be deemed cured and such Early Amortization Event shall be deemed no longer continuing if such condition does not exist on any two consecutive subsequent Payment Dates. In addition, if the Early Amortization Event described in clause (11)(A) has occurred, such Early Amortization Event shall be deemed no longer continuing immediately upon the permanent waiver within sixty (60) days thereafter by the required lenders under the affected financing transaction(s) of the event(s) or condition(s) described in such clause (A). Except as set forth in the two immediately preceding sentences, if an Early Amortization Event exists on any Payment Date, then such Early Amortization Event shall be deemed to continue until the Business Day on which the Requisite Global Majority waives, in writing, such Early Amortization Event. The Indenture Trustee shall promptly provide notice of any such waiver to each Rating Agency. ”

(n) Exhibit B (Depreciation Methods By Type of Container) to the Indenture shall be deleted and replaced with Exhibit B attached to this Amendment. Notwithstanding the foregoing, the Issuer hereby represents and warrants that the changes being effected to the Depreciation Policy are solely for purposes of GAAP financial calculations of the Issuer and shall not affect or change the method of calculating the Asset Base.

SECTION 4. Representations and Warranties. The Issuer represents and warrants as follows:

(a) Each of the representations and warranties set forth in the Indenture is true and correct in all material respects as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

(b) It is duly authorized to execute, deliver and perform its obligations set forth in this Amendment and this Amendment has been duly authorized, executed and delivered by all requisite corporate and, if required, equityholder action.

(c) The execution, delivery and performance by it of this Amendment shall not (1) result in the breach of, or constitute (alone or with notice or with the lapse of time or both) a default under, any material indenture, agreement or instrument to which it or any of its affiliates is a party or by which any of them or their property is or may be bound or (2) violate (A) any provision of law, statute, rule or regulation, or certificate or organizational documents or other constitutive documents of it, or (B) any order of any Governmental Authority.

(d) This Amendment constitutes its legal, valid and binding obligation, enforceable against it (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity).

(e) No Conversion Event, Early Amortization Event, Event of Default or Manager Default, nor any event that with the passage of time or the giving of notice or both would constitute a Conversion Event, Early Amortization Event, Event of Default or Manager Default, has occurred and is continuing.

SECTION 5. Effectiveness of Amendment.

(a) This Amendment shall become effective, as of the date first written above, upon satisfaction of the following conditions:

(i) This Amendment shall have been duly executed and delivered by the parties hereto;

(ii) (x) The Requisite Global Majority shall have received the Opinion of Counsel with respect to this Amendment contemplated by Section 1001(a) of the Indenture and (y) Indenture Trustee shall have received the Opinion of Counsel with respect to this Amendment contemplated by Section 1003 of the Indenture;

(iii) Issuer shall have provided to the Rating Agencies, each Interest Rate Hedge Provider and each Series Enhancer a written notice setting forth in general terms the substance of this Amendment;

(iv) Each Series Enhancer and the Requisite Global Majority shall have consented to this Amendment; and

(v) The Rating Agency Condition shall have been satisfied.

(b) Upon its effectiveness, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Upon its effectiveness, (x) this Amendment shall be a part of the Indenture, and (y) each reference in the Indenture to “this Indenture” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.

(d) Each party hereto agrees and acknowledges that this Amendment constitutes a “Related Document” under the Indenture.

SECTION 6. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. A facsimile counterpart shall be effective as an original.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 9. No Novation. Notwithstanding that the Indenture is hereby amended by this Amendment as of the date hereof, nothing contained herein shall be deemed to cause a novation or discharge of any existing Indebtedness of the Issuer under the original Indenture or the security interest in the Collateral created thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS LIMITED

By Continental Management Limited, its Assistant Secretary

By:	/s/ Michael J. Harvey
Name:	Michael J. Harvey
For and on behalf of Continental Management Limited
Title:	Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Kristen L. Puttin
Name:	Kristen L. Puttin
Title:	Assistant Vice President

The undersigned hereby consents to the amendment to the Indenture:

AMBAC ASSURANCE CORPORATION, as Series Enhancer for the Series 2000-1 Notes and the Series 2005-1 Notes and as Requisite Global Majority

By:	/s/ Anthony Nocera
Name:	Anthony Nocera
Title:	First Vice President

EXHIBIT B

DEPRECIATION METHODS BY TYPE OF CONTAINER

1.	For purposes of any calculation of the Asset Base:

(a) a new Managed Container is depreciated using the straight-line method, over its estimated useful life of twelve (12) years to an estimated residual value of twenty-eight percent (28%) of the Original Equipment Cost of such Managed Container.

(b) a used Managed Container is depreciated based upon its remaining useful life at the date of acquisition (based upon a total useful life of twelve (12) years) to an estimated residual value determined at the date of acquisition as equal to twenty-eight percent (28%) of the Original Equipment Costs of Managed Containers that are then the same age as such used Managed Container.

2.	For any purpose other than that described in item 1 above, including without limitation the calculation of financial covenants, the preparation of financial reports, and the calculation of the purchase price to be paid for any containers, the Depreciation Policy shall be in accordance with GAAP (provided that any change in the Depreciation Policy, as described in this item 2, resulting from the application of GAAP, or from the requirements of the Issuer’s accountants applying GAAP, shall be deemed not to constitute a change to the Depreciation Policy under any of the Related Documents).